Exhibit 99.1

Montana Technologies Announces Name Change to AirJoule Technologies

Ronan, MT, November 13, 2024 – Montana Technologies Corporation (NASDAQ: AIRJ) the developer of the transformational AirJoule® technology for atmospheric water harvesting, today announced that it has changed its corporate name to AirJoule Technologies Corporation (“AirJoule Technologies” or the “Company”), effective immediately. The Company’s common stock and warrants will continue to trade on the Nasdaq Capital Market under the ticker symbols “AIRJ” and “AIRJW”, respective; no action is required by existing stockholders.

The AirJoule Technologies name better reflects the Company’s position as the developer of AirJoule® – the most advanced dehumidification and water harvesting technology in the market. The change also aligns the corporate name with AirJoule, LLC, the Company’s 50/50 joint venture with GE Vernova to advance and commercialize atmospheric water harvesting products featuring AirJoule® technology.

“While we’ll always have roots in Montana, our new name provides greater alignment between our brand and the AirJoule® technology driving our vision of addressing the world’s most urgent water needs,” said Matt Jore, CEO of AirJoule Technologies. “The development and deployment of AirJoule®, and the immense value of our strategic partnerships, is core to our company identity. We believe this change will enhance the Company’s visibility and create a stronger connection with customers, partners, and investors who share our vision for a water-resilient future.”

The new corporate name will begin appearing immediately in communications and on the Company’s new corporate website at https://airjouletech.com.

About AirJoule Technologies Corporation

AirJoule Technologies Corporation (NASDAQ: AIRJ) (formerly Montana Technologies Corporation) is the developer of AirJoule®, an atmospheric water harvesting technology that provides efficient and sustainable air dehumidification and pure water from air. Designed to reduce energy consumption and generate material cost efficiencies, AirJoule® is being commercialized through a joint venture with GE Vernova and through partnerships with Carrier Global Corporation and BASF. For more information, visit https://airjouletech.com.

Contacts

AirJoule Technologies

Tom Divine – Vice President, Investor Relations and Finance

investors@airjouletech.com (note new email address)